QUEST RESOURCE HOLDING CORPORATION
2024 INCENTIVE COMPENSATION PLAN

INCENTIVE STOCK OPTION AGREEMENT
FOR
[ insert name of optionee here ]

Agreement

1.                  Grant of Option. Quest Resource Holding Corporation, a Nevada corporation (the “Company”) hereby grants, as of [ ] (“Date of Grant”), to [ ] (the “Optionee”) an option (the “Option”) to purchase up to [ ] shares of the Company’s common stock, $0.001 par value per share (the “Shares”), at an exercise price per share equal to $[must be 100% of FMV as of Date of Grant, or 110% of FMV in the case of a 10% owner] (the “Exercise Price”). The Option shall be subject to the terms and conditions set forth herein. The Option is being granted pursuant to the Company’s 2024 Incentive Compensation Plan (as may be amended from time to time, the “Plan”), which is incorporated herein for all purposes. The Option is an Incentive Stock Option, and not a Non-Qualified Stock Option. The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and conditions hereof and thereof and all applicable laws and regulations.

2.                  Definitions. Unless otherwise provided herein, terms used herein that are defined in the Plan and not defined herein shall have the meanings attributed thereto in the Plan.

3.                  Exercise Schedule. Except as otherwise provided in Sections 6 or 9 of this Agreement, or in the Plan, the Option is exercisable in installments as provided below, which shall be cumulative. To the extent that the Option has become exercisable with respect to a fraction of Shares as provided below, the Option may thereafter be exercised by the Optionee, in whole or in part, at any time or from time to time prior to the expiration of the Option as provided herein. The following table indicates each date (the “Vesting Date”) upon which the Optionee shall be entitled to exercise the Option with respect to the fraction of Shares granted as indicated beside the date, provided that the Continuous Service of the Optionee continues through and on the applicable Vesting Date:

Fraction of Shares	Vesting Date

Except as otherwise specifically provided herein, there shall be no proportionate or partial vesting in the periods prior to each Vesting Date, and all vesting shall occur only on the appropriate Vesting Date. Upon the termination of the Optionee’s Continuous Service, any unvested portion of the Option shall terminate and be null and void.

4.                  Method of Exercise. The vested portion of this Option shall be exercisable in whole or in part in accordance with the exercise schedule set forth in Section 3 hereof by written notice which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the Exercise Price. This Option shall be deemed to be exercised after both (a) receipt by the Company of such written notice accompanied by the Exercise Price and (b) arrangements that are satisfactory to the Committee in its sole discretion have been made for Optionee’s payment to the Company of the amount, if any, that is necessary to be withheld in accordance with applicable Federal or state withholding requirements. Notwithstanding anything to the contrary contained herein, the Optionee acknowledges and agrees that the Company will satisfy any withholding obligations by withholding shares of common stock otherwise issuable to the Optionee upon the exercise of the Option, unless otherwise notified by the Optionee in writing prior to the such exercise. No Shares shall be issued pursuant to the Option unless and until such issuance and such exercise shall comply with all relevant provisions of applicable law, including the requirements of any stock exchange upon which the Shares then may be traded.

5.                  Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee: (a) cash; (b) check; or (c) such other consideration or in such other manner as may be determined by the Committee in its absolute discretion.

6.                  Termination of Option.

(a)               General. Any unexercised portion of the Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

(i)                 three months after the date on which the Optionee’s Continuous Service is terminated other than by reason of (A) by the Company or a Designated Subsidiary for Cause, (B) a Disability of the Optionee as determined by a medical doctor satisfactory to the Committee, or (C) the death of the Optionee;

(ii)              immediately upon the termination of the Optionee’s Continuous Service by the Company or a Designated Subsidiary for Cause;

(iii)            twelve months after the date on which the Optionee’s Continuous Service is terminated by reason of a Disability as determined by a medical doctor satisfactory to the Committee;

(iv)             (A) twelve months after the date of termination of the Optionee’s Continuous Service by reason of the death of the Optionee or, if later, (B) three months after the date on which the Optionee shall die if such death shall occur during the one year period specified in Subsection 6(a)(iii) hereof; or

(v)               the tenth anniversary of the date as of which the Option is granted.

(b)               Cancellation. To the extent not previously exercised, (i) the Option shall terminate immediately in the event of (A) the liquidation or dissolution of the Company, or (B) any reorganization, merger, consolidation or other form of corporate transaction in which the Company does not survive or the Shares are exchanged for or converted into securities issued by another entity, or an affiliate of such successor or acquiring entity, unless the successor or acquiring entity, or an affiliate thereof, assumes the Option or substitutes an equivalent option or right pursuant to Section 9(c) of the Plan, and (ii) the Committee in its sole discretion may by written notice (“cancellation notice”) cancel, effective upon the consummation of any transaction that constitutes a Change in Control, the Option (or portion thereof) that remains unexercised on such date. The Committee shall give written notice of any proposed transaction referred to in this Section 6(b) a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after approval of such transaction), in order that the Optionee may have a reasonable period of time prior to the closing date of such transaction within which to exercise the Option if and to the extent that it then is exercisable (including any portion of the Option that may become exercisable upon the closing date of such transaction). The Optionee may condition his exercise of the Option upon the consummation of a transaction referred to in this Section 6(b).

7.                  Transferability. The Option is not transferable otherwise than by will or the laws of descent and distribution, and during the lifetime of the Optionee the Option shall be exercisable only by the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors, and assigns of the Optionee.

8.                  No Rights of Stockholders. Neither the Optionee nor any personal representative (or beneficiary) shall be, or shall have any of the rights and privileges of, a stockholder of the Company with respect to any Shares purchasable or issuable upon the exercise of the Option, in whole or in part, prior to the date on which the Shares are issued.

9.                  Acceleration of Exercisability of Option.

(a)               Acceleration Upon Change in Control. This Option shall become immediately fully exercisable in the event that, prior to the termination of the Option pursuant to Section 6 hereof, and during the Optionee’s Continuous Service, there is a “Change in Control,” as defined in Section 8(b) of the Plan, unless either (i) the Company is the surviving entity in the Change in Control and the Option Award continues to be outstanding after the Change in Control on substantially the same terms and conditions as were applicable immediately prior to the Change in Control or (ii) the successor company assumes or substitutes for the Option Award, as determined in accordance with Section 9(c)(ii) of the Plan.

(b)               Acceleration Upon Termination of Continuous Service. If, in the event of a Change in Control and the exercisability of the Option is not accelerated under Section 8(a) of the Plan, the Option shall become fully exercisable in the event that, prior to the termination of the Option pursuant to Section 6 hereof, the Optionee’s employment is terminated without Cause by the Company or any Designated Subsidiary or by such successor company or by the Optionee for Good Reason within 24 months following such Change in Control.

10.              No Right to Continued Employment. Neither the Option nor this Agreement shall confer upon the Optionee any right to continued employment or service with the Company.

11.              Law Governing. This Agreement shall be governed in accordance with and governed by the internal laws of the State of Nevada.

12.              Incentive Stock Option Treatment. The terms of this Option shall be interpreted in a manner consistent with the intent of the Company and the Optionee that the Option qualify as an Incentive Stock Option under Section 422 of the Code. If any provision of the Plan or this Agreement shall be impermissible in order for the Option to qualify as an Incentive Stock Option, then the Option shall be construed and enforced as if such provision had never been included in the Plan or the Option. If and to the extent that the number of Options granted pursuant to this Agreement exceeds the limitations contained in Section 422 of the Code on the value of Shares with respect to which this Option may qualify as an Incentive Stock Option, this Option shall be a Non-Qualified Stock Option.

13.              Interpretation / Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan adopted by the Committee as may be in effect from time to time. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Optionee accepts the Option subject to all of the terms and provisions of the Plan and this Agreement. The undersigned Optionee hereby accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan and this Agreement, unless shown to have been made in an arbitrary and capricious manner.

14.              Notices. Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s Secretary at

Quest Resource Holding Corporation
3481 Plano Parkway, Suite 100
The Colony, Texas 75056

or if the Company should move its principal office, to such principal office, and, in the case of the Optionee, to the Optionee’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

15.              Clawback of Benefits. The Company may (a) cause the cancellation of the Option, (b) require reimbursement of any benefit conferred under the Option to the Optionee or Beneficiary, and (c) effect any other right of recoupment of equity or other compensation provided under the Plan or otherwise in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or applicable law (each, a “Clawback Policy”). In addition, the Optionee may be required to repay to the Company certain previously paid compensation, whether provided under the Plan or this Agreement or otherwise, in accordance with any Clawback Policy. By accepting this Award, the Optionee agrees to be bound by any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company in its discretion (including without limitation any Clawback Policy adopted or amended to comply with applicable laws or stock exchange requirements) and further agrees that all of the Optionee’s Award Agreements may be unilaterally amended by the Company, without the Optionee’s consent, to the extent that the Company in its discretion determines to be necessary or appropriate to comply with any Clawback Policy.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the [ ] day of [   ], [   ].

COMPANY: Quest Resource Holding Corporation

By:
[ ]

The Optionee acknowledges receipt of a copy of the Plan and represents that he or she has reviewed the provisions of the Plan and this Agreement in their entirety, is familiar with and understands their terms and provisions, and hereby accepts this Option subject to all of the terms and provisions of the Plan and the Agreement. The Optionee further represents that he or she has had an opportunity to obtain the advice of counsel prior to executing this Agreement.

Dated: _______	OPTIONEE:

By:
[ ]